EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139615, 333-139617 and 333-139961) and Form S-3 (Nos. 333-132909 and 333-142925) of General Moly, Inc. of our report dated November 14, 2007, relating to the financial statements, which appears in this Form 10-KSB/A.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
Denver, Colorado
November 15, 2007